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                                                                  Exhibit 3.1(b)

                          CERTIFICATE OF INCORPORATION

                                       OF

                             BEAUMONT AMMONIA INC.


                                  ARTICLE ONE
                                  -----------

     The name of the corporation is Beaumont Ammonia Inc.

                                  ARTICLE TWO
                                  -----------

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE
                                 -------------

     The nature of the business or purposes to be conducted or promoted by the corporation is to engage in the following business and financial activities:

     (i) to construct and operate an ammonia loop and otherwise deal with such ammonia loop, including purchase of materials and sales of product related thereto;

     (ii) to make loans from time to time to Terra Capital, Inc. and its affiliates, including Terra (U.K.) Holdings Inc., to exercise its rights and perform its duties in connection therewith, and to otherwise deal with such loans and any proceeds therefrom; and

     (iii) to engage in any other acts and activities and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing or are necessary, convenient or advisable to the foregoing.

                                  ARTICLE FOUR
                                  ------------

     Notwithstanding any other provision of this Certificate and any provision of law that otherwise so empowers the corporation, the corporation shall not, without the affirmative vote of the holders of a majority of its outstanding Common Stock, do any of the following:

     (i) engage in any business or activity other than those as contemplated in Article THREE;

     (ii) incur any indebtedness for borrowed money, or assume or guaranty any indebtedness for borrowed money of any other entity, other than for working capital purposes; and

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     (iii) institute any proceedings to be adjudicated bankrupt or insolvent, consent to the institution of bankruptcy or insolvency proceedings against the corporation, file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, (or other similar official) of the corporation or a substantial part of its property or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the corporation.

                                  ARTICLE FIVE
                                  ------------

     The total number of shares of stock which the corporation has authority to issue is One Thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.

                                  ARTICLE SIX
                                  -----------

     The name and mailing address of the sole incorporator are as follows:

               NAME                     MAILING ADDRESS
               ----                     ---------------

               Sally G. Burns           200 East Randolph Drive
                                        Chicago, IL 60601

                                 ARTICLE SEVEN
                                 -------------

     The corporation is to have perpetual existence.

                                 ARTICLE EIGHT
                                 -------------

     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                  ARTICLE NINE
                                  ------------

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

                                  ARTICLE TEN
                                  -----------

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

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Any repeal or modification of this ARTICLE TEN shall not adversely affect any
                                   -----------
right or protection of a director of the corporation existing at the time of such repeal or modification

                                 ARTICLE ELEVEN
                                 --------------

     The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                 ARTICLE TWELVE
                                 --------------

     The corporation deserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand this 16th day of December, 1997.



                                             /s/ Sally G. Burns
                                             -----------------------------------
                                             Sally G. Burns, Sole Incorporator

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